UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2014

CEPHEID

(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive, Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)

(408) 541-4191

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The information in this report and the exhibit attached hereto are being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Securities Act”), nor shall they be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Act of 1934, as amended, or the Securities Act, except as shall be expressly set forth by specific reference to such filing.

On January 30, 2014, Cepheid issued a press release announcing its financial results for the fourth quarter and fiscal year ended December 31, 2013 and certain other information. The press release is attached to this report as Exhibit 99.01.

In the press release and during a conference call and webcast regarding Cepheid’s quarterly results, Cepheid supplemented its reported GAAP financial information with non-GAAP measures that do not include employee stock-based compensation expense, amortization of purchased intangible assets, a restructuring in the quarter ended December 31, 2013, a tax benefit related to an intercompany intellectual property transaction in the quarter ended March 31, 2012, and litigation settlement expenses in the quarter ended September 30, 2012. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Cepheid’s management uses the non-GAAP information internally to evaluate its ongoing business, continuing operational performance and cash requirements, and believes these non-GAAP measures are useful to investors as they provide a basis for evaluating Cepheid’s cash requirements and additional insight into the underlying operating results and Cepheid’s ongoing performance in the ordinary course of its operations.

These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cepheid believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cepheid’s results of operations in conjunction with the corresponding GAAP measures.

As described above, Cepheid excludes the following items from one or more of its non-GAAP measures when applicable:

Employee Stock-based Compensation Expense. These expenses consist primarily of expenses for employee stock options and employee restricted stock under ASC 718 (formerly SFAS 123(R)). Cepheid excludes employee stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that Cepheid does not believe are reflective of ongoing operating results in the period incurred. Further, as Cepheid applies ASC 718, it believes that it is useful to investors to understand the impact of the application of ASC 718 on its results of operations.

Amortization of Purchased Intangible Assets. Cepheid incurs amortization of purchased intangible assets in connection with acquisitions. Cepheid excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from Cepheid’s prior acquisitions and have no direct correlation to the operation of Cepheid’s business.

Restructuring. Cepheid excluded a restructuring charge and impairment of certain assets totaling $4.4 million in the fourth quarter of 2013. In connection with Cepheid’s preparation of its annual operating plan, whereby Cepheid routinely assesses its investments to align its operations with its highest potential opportunities, Cepheid terminated a small international research team, eliminated a non-GeneXpert clinical product line acquired in a 2007 acquisition, including the impairment of an intangible asset of approximately $1.1 million and the write-down of approximately $0.2 million of inventory, and wrote-off certain manufacturing capital assets totaling approximately $1.3 million that management concluded will not be utilized and therefore have no future realizable value. Cepheid excluded this item as it believes it was non-recurring in nature, and does not have a direct impact on the operation of Cepheid’s core business.

Tax Benefit Related to Intercompany Intellectual Property (IP) Transaction. Cepheid excluded a tax benefit related to an intercompany IP transaction from its results for non-GAAP net loss for the first quarter ended March 31, 2012. Cepheid excluded this item as it believes it is non-recurring in nature, and does not have a direct impact on the operation of Cepheid’s core business.

Litigation Settlement Expenses. These expenses consisted primarily of expenses related to the settlement of Cepheid’s litigation with Abaxis. This allocation was determined in accordance with ASC 450, Accounting for Contingencies (formerly SFAS No. 5), and ASC 605-25 (formerly EITF 00-21) using the concepts of fair value based on the past and estimated future revenue streams related to the products covered by the patents previously under dispute. Specifically, the amount recorded in the consolidated income statement as Litigation settlement in the three months ended September 30, 2012 represented the fair value of the royalty paid on past revenue streams and the residual amount after allocating value to the future revenue streams. Cepheid excluded this item as it believes it was non-recurring in nature, and does not have a direct impact on the operation of Cepheid’s core business.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title

99.01	Press release dated January 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHEID

Date: January 30, 2014	By:	/s/ Andrew D. Miller
		Name:	Andrew D. Miller
		Title:	Executive Vice President, Chief Financial Officer

Exhibit List

Exhibit No.	Exhibit Title

99.01	Press release dated January 30, 2014

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